Exhibit 4.8

AMENDED AND RESTATED

SPAR GROUP, INC. 401(k) PLAN

TRUST AGREEMENT

TRUST AGREEMENT dated May 28, 2009, between SPAR Group, Inc., a Delaware corporation (the “Employer”), and Robert Brown, William H. Bartels and James R. Segreto (individually and collectively, “Trustee” or "Co-Trustee"), as further amended through August 6, 2009.

W I T N E S S E T H:

WHEREAS, the Employer has established the SPAR Group, Inc. 401(k) Profit Sharing Plan (the “Plan”) for the exclusive benefit of its eligible employees and their beneficiaries, and also for the eligible employees and beneficiaries of Participating Employers. Under the Plan, funds are contributed to a trustee on behalf of eligible employees who participate in the Plan, to be held in a trust for the benefit of the Plan participants and their beneficiaries in accordance with the Plan. The Employer and the Plan Administrator of the Plan (the “Plan Administrator”), have each been allocated administrative duties under the Plan;

WHEREAS, the Employer previously appointed Robert Brown and William Bartels as Trustees of the Plan and Trust, and William Bartels was subsequently removed or resigned as a Trustee, and Robert Brown remains as the sole Trustee of the Plan and Trust; and

WHEREAS, the Employer and Trustee desire to amend and restate the Trust.

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the Employer and the Trustee hereby amend and restate the Trust Agreement for the SPAR Group, Inc. 401(k) Profit Sharing Plan, effective May 28, 2009, as follows:

I.	ESTABLISHMENT OF TRUST

1.1     There is hereby established with, and accepted by, the Trustee an amended and restated employees’ profit-sharing trust entitled The Amended and Restated SPAR Group, Inc. 401(k) Plan Trust Agreement (the “Trust”). The assets of the Trust and all income thereon (the “Trust Fund”) shall be managed by the Trustee under this Agreement, and shall be held by the Trustee, or by a custodian appointed by the Employer.

The establishment of the Trust created by this Agreement shall not be considered as giving any Plan Participant or any other person any legal or equitable rights as against the Employer, Participating Employers or the Trustee or the property, whether corpus or income, of the Trust unless such right is specifically provided for in this Agreement, in the Plan, or by law, nor shall it be considered as giving any Plan Participant or other employee the right to continue in the service of the Employer or a Participating Employer.

II.	CONTRIBUTIONS TO TRUST FUND

2.1     The Trustee shall receive and place in the Trust Fund any contributions paid to it from the Employer or Participating Employer in cash, company check, or common stock of SPAR Group, Inc. (“Employer Stock”). The Trustee shall be accountable to the Employer for all the contributions and transfers received by the Trustee, and income on all assets in the Trust Fund; but the Trustee shall have no duty to see that the contributions received comply with the provisions of the Plan, nor shall the Trustee be obliged to collect any contributions from the Employer, or Participating Employer or otherwise see that contributions are deposited according to the provisions of the Plan.

III.	PAYMENTS

3.1     The Trustee or Plan custodian shall, from time to time on written direction of the Plan Administrator, make payments out of the Trust Fund to the persons (including the Plan Administrator), in the manner and amounts, and for the purposes as may be specified in the direction. Each direction of the Plan Administrator shall be deemed to include a certification that any payment directed thereby is one which the Plan Administrator is authorized to direct. The Trustee may conclusively rely on such certification without further investigation, unless it is clear on the face of the direction that the payment to be made under the direction would be prohibited by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement.

IV.	DIVERSION PROHIBITED

4.1     It shall be impossible, at any time prior to the satisfaction of all liabilities with respect to the Plan participants and their beneficiaries, for any part of the Trust Fund (other than such part as is used to pay taxes and Plan and Trust expenses) to be used for, or diverted to, purposes other than for the exclusive benefit of the Plan participants or their beneficiaries and, except as expressly provided in the Plan or this Trust, no part of the Trust Fund shall be recoverable by the Employer or a Participating Employer.

4.2     Notwithstanding anything herein contained to the contrary, to the extent permitted under the Plan and by Section 403(c)(2) of ERISA:

(a)     Any contributions made or to be made by the Employer or a Participating Employer and held by the Trustee pursuant to the provisions of the Plan and this Trust Agreement shall be and hereby are made subject to the condition that the contribution shall be repaid to the Employer and/or to the applicable Participating Employer by the Trustee without liability therefore to any participant, beneficiary or other person, and the Plan and Trust Agreement shall be terminated, in the event that the Plan shall not be initially approved by the Commissioner of Internal Revenue, or his delegate, as qualified and exempt under the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder and that the Trust is exempt from taxation under the requirements of Code Section 501(a) and the regulations issued thereunder, so as to permit the Employer to deduct the amounts of its contributions for income tax purposes, so that no part of the contributions will be taxable to the participants in the Plan as current income, and so that the income of the trust is not subject to federal income taxation except as may be provided by Code Section 501(b) and the regulations issued thereunder.

(b)     Any amount contributed under the Plan by the Employer or a Participating Employer by a mistake of fact as determined by the Employer may be returned to the Employer and/or applicable Participating Employer, upon Employer’s request, within one year after its payment to the Trust.

(c)     Any amount contributed under the Plan by the Employer or a Participating Employer on the condition of its deductibility under Section 404 of the Code may be returned to the Employer or applicable Participating Employer, upon Employer’s or applicable Participating Employer’s request, within one year after the Internal Revenue Service disallows the deduction in writing.

V.	TRUSTEE’S POWERS

Subject to the limitation on available investment alternatives, and the investment directions of participants as specifically provided for under the Plan, the Trustee shall have the following powers and authority in the management of the Trust Fund, to be exercised according to its judgment and discretion.

5.1     Investments.

(a)     The Trustee may purchase, subscribe or otherwise acquire for the Trust Fund any securities or other property, including Employer Stock pursuant to the Plan. Unless otherwise approved by the Employer or the Plan Administrator, Employer Stock shall not be purchased from or sold to the Employer or any party related to the Employer, unless, in either case, the purchase or sale is transacted through a stock exchange. In making investments, the Trustee shall diversify the investments so as to minimize the risk of large losses, unless under the circumstances it is the Trustee’s opinion it is not prudent to do so.

(b)     The Trustee may cause any part or all of the Trust Fund to be invested as a part of the collective investment funds maintained by the Trustee. The portion of the Trust Fund so invested may be commingled with the funds of other trusts, to the extent allowed by law. The portion of the Trust Fund so invested shall be subject to all of the provisions of the declaration(s) of trust creating said collective investment fund(s), as amended from time to time. Such declaration(s) of trust, as amended, are hereby (or shall be) incorporated by reference into and made a part of this Trust Agreement. Certain investment funds of the Trustee may engage in securities lending transactions.

5.2     Investment Funds. Subject to Plan terms, the Employer from time to time may direct the Trustee to establish one or more separate investment accounts within the Trust for investment in any collective, common, pooled or group investment fund, each such separate account being hereinafter referred to as an “Investment Fund.” The Trustee shall transfer to each such Investment Fund such portion of the assets of the Trust as the Plan Administrator or Plan Participants direct in accordance with the Plan and in the manner directed by the Employer or Plan Administrator. If, and to the extent specifically authorized by the Plan, and provided by agreement between the Employer and the Trustee, the Plan Administrator may direct the Trustee to establish an Investment Fund substantially all of the assets of which shall be invested in shares of stock of the Employer, subject to the terms and conditions of Section 5.3.

The Trustee shall be under no duty to question or review the specific written investment directions given by the Plan Administrator or the Plan Participants for any Investment Fund or to make suggestions to the Plan Administrator in connection therewith. The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the Plan Administrator’s or Plan Participants’ exercise or non-exercise of rights under this Section 5.2, or from any direction of the Plan Administrator or Plan Participants unless it is clear on the face of the direction that the actions to be taken under the direction are prohibited by the fiduciary duty rules of Sections 404 or 406 of ERISA. The Trustee shall incur no liability on account of investing the assets of the Trust in accordance with investment elections of the Plan Administrator or Plan Participants so delivered to the Trustee.

All interest, dividends and other income received with respect to, and any proceeds received from the sale or other disposition of, securities or other property held in an Investment Fund shall be credited to and reinvested in such Investment Fund or in such a manner as the Plan Administrator may otherwise determine; provided, however, that cash dividends and cash proceeds received on Employer Stock shall be invested in Employer Stock fund. All expenses of the Trust which are properly allocable to a particular Investment Fund shall be so allocated and charged. Pursuant to the Plan, the Plan Administrator may at any time direct the Trustee to eliminate any Investment Fund or Funds, and the Trustee shall thereupon dispose of the assets of such Investment Fund and reinvest the proceeds thereof in accordance with the directions of the Plan Administrator.

Pending investment in the Investment Funds in accordance with the directions of the Plan Administrator or the Plan Participants in accordance with the Plan, the Trustee shall invest assets of the Trust as provided in the Plan, or if there is no such provision, the Trustee may invest assets of the Trust, in whole or in part, at any time in interest-bearing accounts or certificates of deposit (including deposits in the Trustee which bear a reasonable interest rate), Treasury Bills, commercial paper, money market funds (including any such fund sponsored, underwritten or managed by one of its affiliates), short-term investment funds or other short-term obligations in its discretion, and the investment return thereon shall be allocated among the Plan Participants whose assets have been so invested and added to their respective investments in the Investment Funds.

5.3     Trust Investments in Employer Stock. Trust investments in Employer Stock shall be made via an Employer Stock Fund. Investments in the Employer Stock Fund shall consist primarily of shares of Employer Stock. The Employer Stock Fund shall also include cash or short-term liquid investments, in accordance with this paragraph, in amounts designed to satisfy daily plan participant exchange or withdrawal requests. Such holdings will include such investments as authorized by Section 12.06 of the Plan, and as chosen by the Trustee. The Plan Administrator shall, after consultation with the Trustee, establish and communicate to the Trustee in writing a target percentage and drift allowance for such short-term liquid investments. Subject to its ability to execute open-market trades in Employer Stock or to otherwise trade with the Employer, the Trustee shall be responsible for ensuring that the short-term investments held in the Employer Stock Fund fall within the agreed-upon range over time. Each participant’s proportional interest in the Employer Stock Fund shall be measured in units of participation, rather than shares of Employer Stock. Such units shall represent a proportionate interest in all of the assets of the Employer Stock Fund, which includes shares of Employer Stock, short-term investments and at times, receivable and payables (such as receivables and payables arising out of unsettled stock trades). The Trustee shall determine a NAV for each unit outstanding of the Employer Stock Fund. Valuation of the Employer Stock Fund shall be based upon; (a) the closing price, or, if not available, (b) the price determined in good faith by the Trustee. The NAV shall be adjusted for gains and losses realized on sales of Employer Stock, appreciation or depreciation in the value of those shares owned, dividends paid on Employer Stock to the extent not used to purchase additional units of the Employer Stock Fund for affected participants, and interest on the short-term investments held by the Employer Stock Fund, payables and receivables for pending stock trades, receivables for dividends not yet distributed, and payables for other expenses of the Employer Stock Fund, including principal obligations, if any, and expenses that, pursuant to Employer direction, the Trustee accrues or pays from the Employer Stock Fund. Employer stock held in the Employer Stock Fund shall constitute only “qualifying employer securities” within the meaning of Section 407(d)(5) of ERISA. Trust investments in such Employer Stock shall be subject to the following terms and conditions:

(a)     Acquisition Limit. Pursuant to the Plan, the Trust may be invested in Employer Stock to the extent necessary to comply with the Plan and investment directions under Section 5.2 of this Agreement.

(b)     Fiduciary Duties of Named Fiduciaries. The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the direction of the Plan Administrator with respect to the acquisition and holding of Employer Stock, unless it is clear on the face of the direction that the actions to be taken under the direction would be prohibited under ERISA.

(c)     Execution of Purchases and Sales. The shares of Employer Stock from time to time required for purposes of the Plan shall be purchased by the Trustee from a stock exchange or in any other manner the Employer or Plan Administrator from time to time in its sole discretion may designate or prescribe; provided, however, that the Trustee at all times may purchase such shares from Plan Participants who have agreed to sell the same to the Trustee pursuant to the applicable provisions of the Plan; and, provided, further, that the Trustee at all times may use for purposes of the Plan the shares which are removed from a Plan Participant’s account pursuant to the Plan Participant’s election to have an amount equal to the value of such shares transferred pursuant to the Plan, and the Trustee shall treat those shares as having been purchased by it at a price equal to that amount; and, provided, further, that except as required by any such designation by the Plan Administrator, such shares shall be purchased by the Trustee from any source and in any manner as the Trustee from time to time in its sole discretion may determine. Any shares so purchased from the Employer may be either treasury stock or newly issued stock, and shall be purchased at a price per share equal to the average of the highest price and the lowest price at which shares of Employer Stock are sold on the date preceding the date of purchase or, if no sales were made on that date, on the next preceding day on which there were sales, in either case as reported in the Composite Quotation Listing. All funds in the accounts of the several Plan Participants that become available simultaneously for investment in Employer Stock may be invested simultaneously or over a period of time, but funds that become available first shall be invested first. If the funds that become available simultaneously for investment are used to purchase shares of Employer Stock at more than one price, the total number of shares so purchased shall be allocated on a full or fractional share basis, or both, as the case may be, to the respective accounts of the Plan Participants ratably in accordance with the respective amounts of funds in their accounts so used.

Anything herein to the contrary notwithstanding, the Trustee shall not invest any of the funds in the Participants’ accounts in the Employer Stock Fund, unless at the time of purchase thereof by the Trustee the shares of Employer Stock shall be listed on a public stock exchange.

The shares of Employer Stock held by the Trustee under the Plan shall be registered in the name of the Trustee or its nominee, but shall not be voted by the Trustee or the nominee except as provided in Section 5.2(e).

In the sole discretion of the Trustee, investments in Employer Stock in respect of the accounts of more than one Plan Participant may be represented by a single certificate.

In the event that any option, right or warrant shall be received by the Trustee on Employer Stock to the credit of one or more Plan Participants’ accounts, the Trustee shall sell the same, at public or private sale and at a price and upon other terms as it may determine, and credit the proceeds thereof to the respective accounts of the Plan Participants, ratably in accordance with their interests therein, unless the Plan Administrator shall determine that the option, right or warrant should be exercised, in which case the Trustee shall exercise the same upon terms and conditions as the Plan Administrator may prescribe.

(d)     Securities Law Reports. The Employer shall be responsible for filing all reports required under federal or state securities laws with respect to the Trust’s ownership of Employer Stock, including, without limitation, any reports required under Section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Employer Stock pending the filing of any report. The Trustee shall provide to the Plan Administrator such information on the Trust’s ownership of Employer Stock as the Plan Administrator may reasonably request in order to comply with federal or state securities laws.

(e)     Voting. The Trustee, itself or by its nominee, shall be entitled to vote, and shall vote, shares of Employer Stock in the Employer Stock Fund accounts of Participants or otherwise held by the Trustee under the Plan as follows:

(i)     The Employer shall adopt reasonable measures to notify the Plan Participant of the date and purposes of each meeting of stockholders of the Employer at which holders of shares of Employer Stock shall be entitled to vote, and to request instructions from the Plan Participant to the Trustee as to the voting at the meeting of his or her pro rata interest in the full shares of Employer Stock and fractions thereof in any account of the Plan Participant.

(ii)     In each case, the Trustee, itself or by proxy, shall vote full shares of Employer Stock and fractions thereof in the account or accounts of the Participant in accordance with the instructions of the Participant.

(iii)     If prior to the time of a meeting of stockholders the Trustee shall not have received instructions from the Plan Participant in respect of any shares of Employer Stock in the account or accounts of the Plan Participant, and if the Trustee otherwise holds in shares of Employer Stock under the Plan, the Trustee shall vote thereat the shares proportionately in the same manner as the Trustee votes thereat the aggregate of all shares of Employer Stock with respect to which the Trustee has received instructions from Plan Participants.

(f)     Tender Offers. Upon commencement of a tender offer for any Employer Stock, the Employer shall notify each Plan Participant, and use its best efforts to timely distribute or cause to be distributed to Plan Participants the same information that is distributed to shareholders of the issuer of Employer Stock in connection with the tender offer, and after consulting with the Trustee shall provide at the Employer’s expense a means by which Plan Participants may direct the Trustee whether or not to tender the Employer Stock in such Employer Stock Fund credited to their accounts (whether or not vested). The Employer shall provide to the Trustee a copy of any material provided to Plan Participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to Plan Participants.

Each Plan Participant shall have the right to direct the Trustee to tender or not to tender some or all of his pro rata interest in the shares of Employer Stock credited to his account. Directions from a Plan Participant to the Trustee concerning the tender of Employer Stock shall be communicated in writing or by facsimile or such similar means as is agreed upon by the Trustee and the Employer.

The Trustee shall tender or not tender shares of Employer Stock as directed by the Plan Participant. The Trustee shall not tender shares of Employer Stock with respect to a Participant’s account for which it has received no directions from the Plan Participant.

For the shares of Employer Stock not credited to Plan Participants’ accounts, the Trustee shall tender such shares proportionately in the same manner as the Trustee tenders the aggregate of all shares of Employer Stock with respect to which the Trustee has received instructions to tender from the Plan Participants.

A Plan Participant who has directed the Trustee to tender some or all of his pro rata interest in shares of Employer Stock credited to his Employer Stock Fund account may, at any time before the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares, and the Trustee shall withdraw the directed number of shares from the tender offer before the tender offer withdrawal deadline. A Plan Participant shall not be limited as to the number of directions to tender or withdraw that he may give to the Trustee.

A direction by a Plan Participant to the Trustee to tender shares with regard to his pro rata interest in Employer Stock shall not be considered a written election under the Plan by the Plan Participant to withdraw or to have distributed to him any or all of such shares. The Trustee shall credit to each account of the Plan Participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Employer Stock tendered from that account. Pending receipt of directions through the Plan Administrator from the Plan Participant as to the investment of the proceeds of the tendered shares, the Trustee shall invest the proceeds as the Plan Administrator shall direct.

(g)     General. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, the Trustee shall follow the directions of the Plan Participant with respect to his pro rate interest in Employer Stock, and if no such directions are received, the directions of the Plan Administrator. The Trustee shall have no duty to solicit directions from Plan Participants. With respect to all rights other than the right to vote and the right to tender, in the case of Employer Stock not credited to Plan Participants’ accounts, the Trustee shall follow the directions of the Plan Administrator. All provisions of this Section 5.3 shall apply to any securities received as a result of a conversion of Employer Stock.

5.4     Appointment of Investment Managers. The Employer from time to time may appoint one or more Investment Managers (as that term is defined in Section 3(38) of ERISA) to manage (including the power to acquire and dispose of) all or any portion or portions of the Trust, except for that portion invested in Employer Stock. The Employer may enter into such agreements setting forth the terms and conditions of any such appointment as it determines to be appropriate. The Employer shall retain the right to remove and discharge any Investment Manager. The compensation of such Investment Managers shall be an expense payable by the Employer in accordance with the law, the Plan and this Agreement. The Employer shall notify the Trustee of the appointment of any Investment Manager by delivering to the Trustee an executed copy of the agreement under which such Investment Manager was appointed together with a written acknowledgment by such Investment Manager that it is:

(a)     a fiduciary with respect to the Plan,

(b)     bonded as required by ERISA, and

(c)     either

(i)	registered as an investment advisor under the Investment Advisers Act of 1940, or

(ii)	a bank as defined in said Act, or

(iii)	an insurance company qualified to perform investment management services under the laws of more than one state of the United States.

The Trustee shall be entitled to rely upon such notice until such time as the Employer shall notify and direct the Trustee in writing that another Investment Manager has been appointed in the place and stead of the first-named Investment Manager, or in the alternative, that the Investment Manager has been removed. The Trustee will be protected in relying upon any letter purporting to have been sent by the Investment Manager which it believes in good faith to be genuine. Except as limited by particular investment elections available to eligible employees under the Plan, in directing investments, the Investment Manager shall diversify the investments so as to minimize the risk of large losses, unless under the circumstances it is the Investment Manager’s opinion that it is clearly prudent not to do so. In each case where an Investment Manager is appointed, the Employer shall determine the assets of the Trust to be allocated to the Investment Manager from time to time and shall issue appropriate instructions to the Trustee with respect thereto. The Trustee shall carry out the written instructions of any Investment Manager with respect to the management and investment of the assets then under control of such Investment Manager and shall not incur any liability on account of its compliance with such instructions. Purchase and sale orders may be placed without the intervention of the Trustee, and, in such event, the Trustee’s sole obligation shall be to make payment for purchased securities and deliver those that have been sold when advised of the transaction. The Trustee shall not incur any liability on account of its failure to exercise any of the powers delegated to any Investment Manager because of the failure of such Investment Manager to give instructions for the management of the assets under the control of such Investment Manager. The Trustee shall be under no duty to question any Investment Manager, nor to review any securities or other property acquired or retained at the direction of any Investment Manager, nor to make any suggestions to any Investment Manager in connection therewith. The Trustee shall have no obligation to vote upon any securities over which the Investment Manager has investment management control unless the Investment Manager instructs the Trustee in writing as to the voting of such securities within a reasonable time before the time for voting thereof expires.

Each Investment Manager shall have the authority to exercise all of the powers of the Trustee hereunder with respect to assets under its control, but only to the extent that such powers relate to the investment of such assets.

5.5     Insurance Contracts. The Plan Administrator may direct the Trustee to receive and hold or apply assets of the Trust to the purchase of individual or group insurance or annuity contracts (“policies” or “contracts”) issued by any insurance company and in a form approved by the Plan Administrator, or financial agreements which are backed by group insurance or annuity contracts (“financial agreements”). If such investments are to be made, the Plan Administrator shall direct the Trustee to execute and deliver such applications and other documents as are necessary to establish record ownership, to value such policies, contracts or financial agreements, and to record or report such values to the Plan Administrator or any Investment Manager selected by the Plan Administrator, in the form and manner agreed to by the Plan Administrator.

The Plan Administrator may direct the Trustee to exercise or may exercise directly the powers of a contract holder under any policy, contract or financial agreement, and the Trustee shall exercise such powers only upon direction of the Plan Administrator. The Trustee shall have no authority to act in its own discretion, with respect to the terms, acquisition, valuation, continued holding and/or disposition of any such policy, contract or financial agreement or any asset held thereunder. The Trustee shall be under no duty to question any direction of the Plan Administrator or to review the form of any such policy, contract or financial agreement or the selection of the issuer thereof, or to make recommendations to the Plan Administrator or to any issuer with respect to the form of any such policy, contract or financial agreement.

The Trustee shall be fully protected in acting in accordance with written directions of the Plan Administrator, and shall be under no liability for any loss of any kind which may result by reason of any action taken or omitted by it in accordance with any direction of the Plan Administrator, or by reason of inaction in the absence of written directions from the Plan Administrator. In the event that the Plan Administrator directs that any monies or property be paid or delivered to the contract holder other than for the benefit of specific individual beneficiaries, the Trustee agrees to accept such monies or property as assets of the Trust subject to all the terms hereof.

5.6     Powers of Trustee. Subject to the foregoing provisions and limitations, the Trustee is authorized and empowered:

(a)     To sell for cash or on credit, convert, redeem, exchange or otherwise dispose of any securities or other property in the Trust Fund.

(b)     To settle, compromise or arbitrate, any claims, debts or damages, due or owing to or for the Trust; to commence or defend suits or legal proceedings; and to represent the Trust in all suits or legal proceedings.

(c)     To exercise any conversion privilege or subscription right in connection with any securities or other property of the Trust Fund; to consent to the reorganization, consolidation, merger or readjustment of the finances of, or to the sale, mortgage, pledge or lease of the property of any corporation or association, any of the securities of which are in the Trust Fund; to do any act with reference to the above, including the exercise of options, making of agreements and payment of expenses or assessments which may be deemed necessary or advisable in connection therewith; and to hold and retain any securities or other property which it may so acquire.

(d)     To vote, personally or by general or limited proxy, any stock in the Trust Fund and to exercise, personally or by general or by limited power of attorney, any right appurtenant to any securities or other property in the Trust Fund; provided, however, that the Trustee shall vote the shares of Employer Stock in accordance with the Plan and Section 5.3(e) of this Agreement.

(e)     To borrow money in amounts and upon terms and conditions as shall be deemed advisable or proper to carry out the purposes of the Trust and to pledge any securities or other property in the Trust Fund for the repayment of any such loan.

(f)     To hold part or all of the Trust Fund uninvested, without liability for payment of interest thereon if that action is consistent with the prudent man standard for fiduciaries under ERISA.

(g)     To employ suitable agents, custodians and counsel, and to pay their reasonable expenses and compensation.

(h)     Subject to the provisions of the Plan, to register any securities in the Trust Fund in its own name or in the name of a nominee or custodian, with or without the addition of words indicating that the securities are held in a fiduciary capacity, and to hold any securities in bearer form or by electronic book entry. However, the books and records of the Trustee shall at all times show that all such securities and other property are part of the Trust.

(i)     To execute and deliver deeds, leases, mortgages, conveyances, contracts, waivers, releases or other instruments necessary or proper for accomplishing the foregoing powers.

(j)     to lend to Plan Participants such amount or amounts, and upon such terms and conditions, as the Plan Administrator may direct in accordance with the provisions of the Plan, if applicable;

(k)     to do all other acts in its judgment necessary or desirable for the proper administration of the Trust, in accordance with the provisions of the Plan and this Agreement, although the power to do such acts is not specifically set forth herein.

“Securities or other property” as used in Section 5.1 and Section 5.6 means stock (common or preferred) or any other interest in any corporation, bonds, notes, or other evidences of indebtedness or ownership (unsecured or secured by real or personal property wherever situated), without regard to any provision of state law concerning investments by fiduciaries.

5.7.     Majority Rule. When more than two Trustees are serving as Co-Trustees, the agreement of the majority is required to transact business on behalf of the Trust, and if just two Trustees are serving as Co-Trustees the agreement of both shall be required to transact business on behalf of the Trust.

VI.	TAXES, TRUSTEE’S COMPENSATION, AND OTHER EXPENSES

6.1     Payment of Taxes.

(a)     The Trustee shall pay out of the Trust Fund all real and personal property taxes, income taxes and other taxes of any kind levied or assessed under existing or future laws upon or in respect to the Trust or any money, property or securities in the Trust Fund, subject to the terms of any agreement made with respect to the Trust which otherwise provides for the payment of such taxes.

(b)     If any taxes are assessed on or in respect to the Trust or the Trust Fund, the Trustee may assume that the assessment is lawful unless the Employer, after notice, advises the Trustee in writing to the contrary. In the event that the Employer shall so advise the Trustee, the Trustee at the request and expense of the Employer shall contest the validity of the taxes under the direction of the Employer or its counsel, or the Employer may itself contest the validity. The Trustee agrees to execute all documents, instruments, claims, and petitions necessary or advisable in the opinion of the Employer or its counsel for the refund, abatement, reduction or elimination of any such taxes. At the direction of the Plan Administrator, the Trustee shall collect all income tax to be withheld from any benefit payments from the Trust and shall report and pay over such taxes to the Internal Revenue Service, except for payments made directly by an insurer to a Plan Participant or beneficiary under an annuity or insurance contract, if applicable.

6.2     Trustee’s Compensation and Payment of Expenses. Expenses arising from the operation of the Trust Fund and administrative expenses of the Plan shall be payable as follows:

(a)     All brokerage commissions, fees and transfer taxes incurred in the purchase, sale or trade of securities or interests in common, collective or commingled funds or other investments permitted at any time by the Plan, except Employer Stock, will be paid by the Trustee from the trust assets held in that investment alternative. All brokerage commissions, fees and transfer taxes incurred in the purchase, sale or trade of Employer Stock will be paid by the Employer. Earnings credited to the account of the Trustee under any other investment permitted under the Plan, may be net of those costs as may be provided in the arrangements for the fund or investment.

(b)     All brokerage commissions, fees, transfer taxes, and other expenses incurred in the purchase, sale or trade of securities or other investments held in any common, collective or commingled fund in which an asset fund or other investment permitted in the Plan have an interest will be paid by the Trustee from the trust assets held in that common, collective or commingled fund.

(c)     The Trustee shall be entitled to receive reasonable compensation as may be agreed upon in writing from time to time between the Employer and the Trustee. Expenses arising from the operation of the Trust Fund and administrative expenses of the Plan, including, but not limited to, the compensation of the Trustee and all brokerage commissions and fees incurred in the purchase, sale or trade of Employer Stock, shall be payable from the Trust Fund, unless and except to the extent the Employer shall pay the same.

6.3     All payments under this Article may be made without seeking the approval or directions of the Plan Administrator. The Trustee, however, will provide reasonable notice to the Employer of all expenses under Section 6.2(c) above so that the Employer can pay those expenses as provided by the Plan.

VII.	ACCOUNTS OF TRUSTEE

7.1     The Trustee, or its delegate, shall be responsible for accounting for or maintaining records concerning accounts of Plan participants or their beneficiaries.

7.2     The Trustee, or its delegate, shall segregate the trust assets and shall keep separate records of account for various Plan contribution types (e.g., matching contributions) for each employee that has such contributions made to the Trust. In addition, the Trustee shall establish and maintain subaccounts under each contribution account of an employee, including subaccounts, for each of the participant-directed investment alternatives under the Plan. The Plan Administrator may, from time to time, add to, delete or substitute investment alternatives; provided, notwithstanding anything to the contrary herein, that only the Employer may delete the Employer Stock investment alternative.

7.3     Once contributions by the Employer are made to the Trust Fund, the Trustee or its delegate shall render accountings of its investments, receipts, disbursements and other transactions hereunder to the Employer and to the Plan Administrator each January. Each accounting will cover the twelve (12) months ending with the preceding December 31. In addition to the accountings provided for in the prior two sentences, the Trustee shall provide further accountings as follows: an accounting upon the Trustee’s resignation or removal, covering the period since the last accounting; and other accountings at times and covering periods as the Trustee may agree with the Employer or the Plan Administrator. The Employer or the Plan Administrator may approve the accounts by written instruments delivered to the Trustee. If the Employer or the Plan Administrator each fail to file with the Trustee written objection to an account within one (1) year, the Employer or the Plan Administrator shall be deemed to have approved the account; and in that case, or upon the written approval of the Employer or the Plan Administrator, the Trustee shall be released, relieved and discharged with respect to all matters set forth in the account as though the same had been judicially settled. The Plan Administrator shall arrange for each Investment Manager appointed pursuant to Section 5.4 and each insurance company issuing contracts held by the Trustee pursuant to Section 5.5, to furnish the Trustee with such valuations and reports as are necessary to enable the Trustee to fulfill its obligations under this Article VII, and the Trustee shall be fully protected in relying upon such valuations and reports.

7.4     The Trustee, or its delegate, shall prepare and mail a statement to each Participant as soon as practicable following and covering a three-month period ending with each calendar year quarter (i.e., March 31, June 30, September 30, December 31). In addition to the statements provided for in the prior sentence, the Trustee, or its delegate, shall provide other statements at more frequent intervals or covering different periods as the Trustee may agree with the Employer or the Plan Administrator. Each statement to a Participant shall set forth the status of the Plan Participant’s account under the Plan and shall be in the form as the Trustee may agree with the Employer or the Plan Administrator.

7.5     No person except the Employer or the Plan Administrator may require an accounting or bring any action against the Trustee with respect to the Trust or its actions as Trustee.

7.6     The Trustee may utilize various standard industry pricing services and brokerage contacts to provide current pricing information for active publicly traded securities. Assets not publicly traded may reflect the initial acquisition value or cost and not a current market value. Many fixed income securities are priced on a matrix system, resulting in a mathematical approximation of price derived by computer. Although the Trustee attempts to provide accurate pricing, in some instances prices may not reflect the most accurate pricing readily available or the trust value of the asset. The Trustee shall have no liability for such an occurrence.

VIII.	DIRECTION BY EMPLOYER OR PLAN ADMINISTRATOR

The Employer shall certify to the Trustee the names and specimen signatures of those who may act on behalf of the Plan Administrator. The Employer shall give prompt notice to the Trustee of changes in authorized signers, and until such notice is received by the Trustee, the Trustee shall be fully protected in assuming that the authorized signers are unchanged and in acting accordingly. The Plan Administrator may certify to the Trustee the names of persons authorized to act for it in relation to the Trustee and may designate a person, corporation or other entity, whether or not affiliated with the Employer, to so act. Whenever the Trustee is required or authorized to take any action hereunder pursuant to any written direction or determination of the Employer or the Plan Administrator, such direction or determination shall be sufficient protection to the Trustee if contained in a writing signed by any one or more of the persons authorized to execute documents on behalf of the Employer or the Plan Administrator, as the case may be, pursuant to the Plan. The Trustee shall act, and shall be fully protected in acting, in accordance with such orders, requests and instructions of the Employer or the Plan Administrator. By such a writing, the Employer or the Plan Administrator, as the case may be, may ratify, approve or confirm any action taken by the Trustee. Upon such ratification, approval or confirmation, the Trustee shall be protected as though authorization or determination by the Employer or the Plan Administrator had preceded such action. In the absence of direction by the Employer or the Plan Administrator as to any matter provided in this Agreement or the Plan, the Trustee may in its discretion take such action as it deems fit and proper with respect thereto after reasonable attempts to secure Employer or Plan Administrator direction; provided, however, that the Trustee shall not be obligated to take any such action. The Trustee may deliver documents to the Employer or the Plan Administrator by delivering the same, or by mailing the same, postage prepaid, addressed to the Employer or the Plan Administrator, as the case may be, at its principal place of business.

IX.	TRUSTEE’S RESPONSIBILITIES AND IMMUNITIES

9.1     The Trustee shall discharge its duties with respect to the Trust solely in the interests of the Plan Participants and their beneficiaries and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. The duties of the Trustee shall be only those specifically undertaken by the Trustee pursuant to this Trust Agreement. Except as otherwise provided herein, the Trustee shall have no responsibility for the administration of the Plan. Except as otherwise provided by ERISA, in no event shall the Trustee be responsible for any act or omission of any other fiduciary of the Plan. The Trustee shall have no liability for the acts or omissions of any predecessors and successors in office.

9.2     The Trustee shall not be responsible for:

(a)     Any actuarial matters, or the adequacy of the Trust Fund to meet the requirements of the Plan;

(b)     Making or enforcing any collection from the Employer.

9.3     If responsibility for investment management resides directly with the Employer and/or an outside Investment Manager, the following will apply:

(a)     The Trustee agrees to process assets in accordance with Employer’s and/or Investment Manager’s instructions, provided the Trustee receives the Employer’s and/or Investment Manager’s timely written authorization. In no event shall the Trustee be liable for failure to respond to a capital action if proper notification and authorization has not been provided to the Trustee by the Employer and/or Investment Manager within the required time frames as specified in the capital action notice. The Trustee shall attempt to notify the Employer and/or Investment Manager if it becomes aware of a voluntary action or provision which may affect an asset, but shall not be obligated to do so, and under no circumstances shall the Trustee be liable for failure to provide such notice. Further, the Trustee shall have no responsibility and no obligation with respect to any asset to take any action which shall pertain to stock dividends, warrants, rights to subscribe, offers to purchase, exercising of options, plans of reorganization, plans of exchange of securities, claims or settlements pertaining thereto, other than that which is directly authorized by the Employer and/or Investment Manager by written instruction received by the Trustee within required time frames.

(b)     The Trustee shall have no obligation or liability with respect to the receipt, distribution, or reporting of any event of a bond default or a filing of a bankruptcy, and shall have no obligation or liability for the filing of any related report or claim other than that which is directly authorized by the Employer and/or Investment Manager by written instruction received by the Trustee within required time frames.

(c)     The Trustee shall not be liable for any loss resulting from the physical presence of any property in a foreign country, including, but not limited to, losses resulting from nationalization, expropriation, exchange controls or acts of war or terrorism.

9.4     The Trustee shall not be liable hereunder, except for its own negligence or willful misconduct.

X.	CHANGE OF TRUSTEE

10.1     The Trustee may resign at any time upon sixty (60) days notice to the Employer and the Trustee may be removed at any time by the Employer upon thirty (30) days written notice to the Trustee; provided, however, that the parties may by written instrument waive such notices. Upon resignation, death or removal of the Trustee, the Employer shall appoint a successor Trustee which shall have the same powers and duties as are conferred upon the Trustee hereunder, and in default thereof, the successor Trustee may be appointed by a court of competent jurisdiction. Upon the delivery by the resigning or removed Trustee to its successor Trustee of all property of the Trust Fund, less any reasonable amount as it shall deem necessary to provide for its expenses, compensation and any taxes or advances chargeable or payable out of the Trust Fund, the successor Trustee shall thereupon have the same powers and duties as are conferred upon the retiring Trustee, subject to such changes as the Employer may then determine. Upon request of such successor Trustee or Trustees, the Employer and the retiring Trustee shall execute and deliver such instruments of conveyance and further assurance and do such things as may reasonably be required for more fully vesting and confirming in such successor Trustee or Trustees all the right, title and interest of the retiring Trustee in and to the assets of the Trust. The receipt and acceptance by the successor Trustee of the assets, the records and the accounts of the Trust Fund shall be a full and complete acquittance and discharge of the retiring Trustee as to any further obligations and duties under this Trust Agreement. No successor Trustee shall have any obligation or liability with respect to the acts or omissions of its predecessors.

XI.	AMENDMENTS

11.1     Subject to Article IV hereof, the Employer reserves the right to amend or modify this Agreement, in whole or in part, at any time, but the duties or obligations of the Trustee hereunder shall not be increased without its consent. Any amendment or modification shall be by a written instrument delivered to the Trustee.

The foregoing paragraph notwithstanding, any amendment or modification of the provisions of this Trust Agreement may be made retroactively, if necessary or appropriate in the judgment of the Employer to qualify or maintain the plan and this Trust Agreement as a plan and trust meeting the requirements of Code Sections 401(a), 401(k), 401(m), 404, and 501(a) or their respective counterparts as hereafter in effect, or any other applicable provisions of federal tax laws or other legislation, as now in effect or hereafter amended or adopted, and the regulations thereunder at the time in effect.

XII.	TERMINATION

12.1     The Employer reserves the right to terminate at any time the Trust and this Agreement. Upon such termination or upon the dissolution or liquidation of the Employer, the Trustee shall first reserve a reasonable amount as the Trustee may deem necessary to provide for the payment of any expenses, compensation, and any taxes or advances then or thereafter chargeable to the Trust Fund. The balance of the Trust Fund, together with any excess amounts reserved by the Trustee in accordance with the preceding sentence, shall be liquidated and distributed by the Trustee upon direction of the Plan Administrator to or for the benefit of the Plan participants and their beneficiaries as provided in the Plan. The Plan Administrator shall have full responsibility to see that the distribution is proper and within the terms of the Plan, this Trust and applicable law. The Trustee shall not be obliged to distribute any portion of the Trust Fund upon termination of the Plan until it receives such documentation as it shall consider necessary to establish that the termination complies with applicable law, the Plan and this Agreement. The liquidation and distribution may be implemented through the continuance of this Trust, the execution of a new trust, or by the purchase of nontransferable annuity contracts for persons entitled to distributions. The Trustee shall not be required to make any payments in excess of the net realizable value of the assets of the Trust at the time of such payment. The Trustee shall not be required to make any payments in cash unless there shall be in the Trust at the time an amount of cash sufficient for the purpose. In case of a deficiency in cash, the Trustee shall take such action to dispose of securities or other property forming a part of the Trust as will provide the amount of cash for such payments. The Trustee shall not be required to make any payment in cash until the Plan Administrator has provided direction as to the assets to be converted to cash for the purpose of making such payment. The Employer shall not have a beneficial interest in the Trust Fund either during its continuance or upon termination of this Trust.

12.2     Upon termination of this Trust, the Trustee shall have all of the powers provided herein as are necessary or desirable for the orderly liquidation and distribution of the Trust Fund.

12.3     Additional Participating Employers. Any affiliate or subsidiary of the Employer may, with the written consent of the Employer, become a Participating Employer by action of the board of directors of such affiliate or subsidiary to adopt the Trust as a trust for the benefit of its employees; provided, however, that each such additional Participating Employer hereby delegates any and all rights, powers, and duties hereunder to SPAR Group, Inc. acting alone.

XIII.	INTERPRETATION

13.1     This Agreement and the Trust created hereby shall be construed, regulated and administered under the laws of New York, and the Trustee shall be liable to account only in the courts of that State. All contributions to the Trust shall be deemed to be made in the State of New York. The Trustee may at any time initiate legal action for the settlement of its accounts. The only necessary parties defendants to such action shall be the Employer and the Plan Administrator, except that the Trustee may elect to bring in others as defendants.

XIV.	SPENDTHRIFT CLAUSE

14.1     Except as otherwise provided in the Plan, to the maximum extent permitted by law, beneficial interests in the Trust of Participants or former Participants under the Plan or their beneficiaries shall not be assignable nor subject to alienation, sale, transfer, pledge, encumbrance, mortgage, attachment, execution, levy or receivership, nor shall they pass to any trustee in bankruptcy or be reached or applied by any legal process for the payment of any obligations of any such person.

                            This Article, however, shall not apply to prevent a Participant from assigning his interest in the Trust as security for the repayment of any loan made to him from the Trust pursuant to the Plan, to prevent the Trustee from making payments in accordance with a Qualified Domestic Relations Order, as that term is defined in Code Section 414(p), or any domestic relations order entered before January 1, 1985, or to prevent the enforcement of federal tax levies as provided in Treasury Regulation Section 1.401(a)-13(b)(2). Any attempt at any other assignment, alienation, sale, transfer, pledge, encumbrance, mortgage, attachment, execution or levy shall be void and unenforceable.

XV.	LEGAL ACTION

15.1     The Trustee shall not be required to engage in administrative proceedings or litigation without being indemnified to its satisfaction against any expenses thereof. In any case in which the Trustee engages in administrative proceedings or litigation in discharge of its fiduciary obligations, its expenses thereof shall constitute a charge against the assets of the Trust unless paid by the Employer.

XVI.	SUCCESSOR TO EMPLOYER OR TRUSTEE

Any successor to all or a major part of the business of the Trustee, by whatever form or manner resulting, shall ipso facto succeed to all the rights, powers and duties hereunder of the Trustee. Any successor to all or a major part of the business of the Employer, by whatever form or manner resulting, may continue the Plan and Trust by executing appropriate amendments thereto, and thereupon such successor shall ipso facto succeed to all the rights, powers and duties hereunder of the Employer.

XVII.	QUALIFICATION OF THE PLAN

The Employer intends to maintain the qualification of the Plan under Code Sections 401(a), 401(k), 404, and 501(a) or their respective counterparts as hereafter in effect. Until advised to the contrary, the Trustee may assume that the Plan is so qualified and that the Trust is exempt from federal income tax. It shall be the sole duty of the Employer to take any actions as are necessary to secure the determination of the Internal Revenue Service that the Trust is exempt from taxation under Code Section 501(a). The Employer shall have the sole duty to preserve the tax-qualified status of the Trust, including, but not limited to, the duty to provide professional representation for the Trust in administrative contests or litigation which affects or may affect the tax qualification of the Trust.

XVIII.	DEFINITION OF WORDS

Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular, in any place or places herein where the context may require such substitution or substitutions.

XIX.	TITLES

The titles of sections are included only for convenience and shall not be construed as part of this Agreement or in any respect affecting or modifying its provisions.

XX.	EXECUTION OF TRUST AGREEMENT

This Trust Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

IN WITNESS WHEREOF, these presents have been signed and sealed for and in behalf of the Employer and the Trustee by their duly authorized officers as of the 6th day of August, 2009.

Employer:
SPAR Group, Inc.

By: /s/ James R. Segreto
Name: James R. Segreto
Title: Chief Financial Officer

Trustees:
/s/ Robert G. Brown
Robert G. Brown

/s/ William H. Bartels
William H. Bartels

/s/ James R. Segreto
James R. Segreto